Exhibit 10.2

AMERICAN STATES WATER COMPANY

2016 STOCK INCENTIVE PLAN

2017 PERFORMANCE AWARD AGREEMENT

THIS PERFORMANCE AWARD AGREEMENT (this “Agreement”) is dated as of [  ], 2017 by and between American States Water Company, a California corporation (the “Corporation”), and [   ] (the “Participant”).

W I T N E S S E T H

WHEREAS, pursuant to the American States Water Company 2016 Stock Incentive Plan (the “Plan”), the Corporation has granted to the Participant effective as of the date hereof (the “Award Date”), an award of Performance Awards under the Plan (the “Award”), upon the terms and conditions set forth herein and in the Plan.

NOW, THEREFORE, in consideration of services rendered and to be rendered by the Participant, and the mutual promises made herein and the mutual benefits to be derived therefrom, the parties agree as follows:

1. Defined Terms. Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to such terms in the Plan. The following phrases shall have the following meanings:

“Aggregate GSWC Operating Expense Level” means the cumulative operating expenses of the Water Segment as reported in the Corporation’s Form 10-Ks filed with the Securities and Exchange Commission for the period beginning January 1, 2017 and ending on the last day of the Performance Period, as adjusted to remove (i) Water Supply, depreciation and amortization and maintenance expenses as reported in such Form 10-Ks, (ii) public relations, legal and other professional services expenses of GSWC during the Performance Period applicable to defending GSWC from condemnation considerations and actions applicable to the Water Segment, (iii) any costs of defense, costs of settlement and judgments incurred in connection with claims arising from water quality incidences accruing during the Performance Period which are incurred in connection with claims determined by the Compensation Committee to be extraordinary events, (iv) write-offs associated with decisions or actions of the CPUC applicable to the financial statements in the Performance Period for the Water Segment, and (v) gross-up of certain surcharges authorized by the CPUC to recover previously incurred costs recorded pursuant to generally accepted accounting principles.

“ASUS” means American States Utility Services, Inc., a wholly subsidiary of the Corporation.

“ASUS Cumulative Net Earnings” means the cumulative net income of ASUS and its subsidiaries for the period beginning January 1, 2017 and ending on the last day of the Performance Period.

“ASUS New Base Acquisition Success Rate” means the percentage that results from dividing (1) the sum of the amounts of the contract awards announced by the Department of Defense for the Targeted New Bases set forth in the Targeted New Base Acquisition Table for the Targeted New Bases awarded to ASUS during 2017-2019 (the numerator), by (2) the sum of the amount of contract awards announced by the Department of Defense during 2017-2019 for the Targeted New Bases set forth in the Targeted New Base Acquisition Table for the Targeted New Bases awarded to all competitors during 2017-2019, including ASUS (the denominator).

“Board of Directors” means the Corporation’s board of directors.

“Compensation Committee” means the compensation committee of the Board.

“CPUC” means the California Public Utilities Commission.

“GSWC” means Golden State Water Company, a wholly owned subsidiary of the Corporation.

“Payout Percentage” means, with respect to each Performance Criteria, the percentage of the Participant’s Target Performance Award that is payable with respect to such Performance Criteria based on the degree of satisfaction of the Performance Target for such Performance Criteria.

“Peer Group” means the following eight companies: American Water Works Company, Inc., Aqua America, Inc., California Water Service Group, SJW Corp., Middlesex Water Company, Connecticut Water Service, Inc., York Water Company and Artesian Resources Corporation.  For this purpose, total shareholder return for the Corporation and each of the other eight companies shall be calculated using the Securities and Exchange Commission guidelines for reporting financial performance.  If the stock of any of the members of the Peer Group is no longer traded or is suspended from trading as of the last business day of the Performance Period, that company shall not be included in the Peer Group.

“Performance Criteria” means ASUS Cumulative Net Earnings, ASUS New Base Acquisition Success Rate, Aggregate GSWC Operating Expense Level and Total Shareholder Return.

“Performance Target” means the specific goal established by the Compensation Committee with respect to each of the Performance Criteria set forth in Exhibit A.

“Retirement Age” means the time that the Participant is at least age 55 and the sum of the age of the Participant and the Participant’s years of service with the Corporation and/or one of its wholly owned subsidiaries is at least 75.

“Targeted New Base” means the bases set forth in the Targeted New Base Acquisition Table.

“Targeted New Base Acquisition Table” means the table presented to the Compensation Committee at its meeting on January 24, 2017.

“Target Performance Award” means with respect to each Performance Criteria, the number of Performance Awards set forth on Exhibit A as the target for such Performance Criteria.

“Total Shareholder Return” means the Corporation’s total shareholder return, including reinvestment of dividends, as compared to the total shareholder return, including reinvestment of dividends, of each of the members of the Peer Group.  If any of the stock of any of the members of the Peer Group is no longer traded or is suspended from trading as of the last business day in the Performance Period, the Performance Target for Total Shareholder Return set forth in subsection A of Exhibit A shall be adjusted as provided therein.

“Water Segment” means the water segment of GSWC, one of the three reportable segments as defined in the Form 10-K.

“Water Supply” means water purchased, power purchased for pumping, groundwater production assessment and the water supply balancing accounts.

2. Grant.

a. Amount of Award. Subject to the terms of this Agreement, the Corporation hereby grants to the Participant the performance awards set forth on Exhibit A (subject to adjustment as provided in Section 5.2 of the Plan (the “Performance Awards”).

b. Account. The Corporation will maintain a Performance Award bookkeeping account for the Participant (the “Account”).  The Performance Awards shall be used solely as a device for determination of the payment eventually to be made to the Participant if such Performance Awards vest pursuant to Section 3.  The Performance Awards shall not be treated as property or as a trust fund of any kind.

3. Vesting.

a. General. The Performance Awards shall vest and become nonforfeitable with respect to thirty-three percent (33%) of the total number of Performance Awards on the first Installment Vesting Date, thirty-three percent (33%) of the total number of Performance Awards on the second Installment Vesting Date and thirty-four percent (34%) of the total number of Performance Awards on the last Installment Vesting Date; provided, however, that the final number of Performance Awards shall be determined only upon completion of the Performance Period as contemplated by Section 3(b).  Except as otherwise provided in this Agreement, the first Installment Vesting Date shall be December 31, 2017, the second Installment Vesting Date shall be December 31, 2018 and the last Installment Date Vesting Date shall be December 31, 2019 (each an “Installment Vesting Date”).

b. Performance Criteria Satisfaction Condition. Notwithstanding any provision of this Section 3, the vesting of the Performance Awards (and any Performance Awards credited as dividend equivalents thereon) shall be contingent upon certification by the Compensation Committee on or prior to March 15 of the year following the end of the Performance Period of the number of Performance Awards (including any Performance Awards credited as dividend equivalents thereon) that have been earned as provided in Section 4 for the period commencing on January 1, 2017 and ending on the earliest of (i) December 31, 2019, and (ii) if applicable, the date of vesting of the Performance Awards pursuant to Section 3(e) (the “Performance Period”).

c. Termination of Employment Prior to Vesting. Notwithstanding Section 3(a), the Participant’s Performance Awards (and any Performance Awards credited as dividend equivalents thereon) shall terminate to the extent that such Performance Awards have not become vested prior to the first date the Participant is no longer employed by the Corporation or one of its Subsidiaries, regardless of the reason for the termination of the Participant’s employment with the Corporation or a Subsidiary, subject to early vesting as provided in Sections 3(e) and 3(f).  If the Participant is employed by a Subsidiary and that entity ceases to be a Subsidiary, such event shall be deemed to be a termination of employment of the Participant for the purposes of this Agreement (unless the Participant otherwise continues to be employed by the Corporation or another of its Subsidiaries following such event).

d. Termination of Performance Awards. If any unvested Performance Awards are terminated under Section 3(b) or 3(c), such Performance Awards (and any Performance Awards credited as dividend equivalents thereon) shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Corporation and without any other action by the Participant or the Participant’s beneficiary or personal representative, as the case may be.

e. Early Vesting as a Result of Death, Disability or a Change in Control Event. Notwithstanding Section 3(a), the Participant’s Performance Awards (and any Performance Awards credited as dividend equivalents thereon), to the extent such Performance Awards are not then vested, shall either (i) become fully vested upon the termination of employment as a result of death or Total Disability, or (ii) if Participant’s employment is terminated by the Corporation without Cause or the Participant terminates his or her employment for Good Reason upon or within twenty four months after the occurrence of a Change in Control Event, be deemed fully vested immediately prior to the first date the Participant is no longer employed by the Corporation.  In the case of any inconsistency between this Section 3(e) and Section 5.2(c) of the Plan, this Section 3(e) shall control.

f. Early Vesting if Attained Retirement Age. Notwithstanding Section 3(a), the Participant’s Performance Awards (and any Performance Awards credited as dividend equivalents thereon), to the extent such Performance Awards are not then vested, shall become fully vested upon the Participant attaining Retirement Age.

4. Determination of Performance Awards Payable.

a. Basis of Determination. The number of Performance Awards payable to the Participant (and any Performance Awards credited as dividend equivalents thereon) shall be determined on the basis of the extent to which the Performance Targets for each of the Performance Criteria have been achieved.  The number of Performance Awards payable to the Participant shall be equal to the sum of the number of Performance Awards payable to the Participant with respect to each Performance Criteria, together with any dividend equivalents credited on such Performance Awards.  The number of Performance Awards payable with respect to each Performance Criteria shall be equal to the Target Performance Award for such Performance Criteria multiplied by the Payout Percentages set forth in Exhibit A for such Performance Criteria, together with any dividend equivalents credited on such Performance Awards.

b. Compensation Determination and Certification. As soon as practicable following the end of the Performance Period and the completion of the independent auditor’s report for the last year of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Compensation Committee shall determine the extent to which the Performance Targets for Performance Criteria are achieved and determine the Payout Percentages for each of the Performance Criteria.  For levels of achievement between target and zero and target and the maximum, the Compensation Committee shall determine the Payout Percentage by interpolation, to the extent not otherwise expressly set forth in subsection A, B, C or D of Exhibit A.  If the Performance Period is less than 1,095 days as a result of early vesting pursuant to Section 3(e), then the Performance Criteria for Aggregate GSWC Operating Expense Level and ASUS Cumulative Net Earnings shall be adjusted by multiplying such Performance Criteria by the number of days in the shortened Performance Period and dividing the result by 1,095; and the Performance Period will be considered to have ended as of the end of the fiscal quarter most recently completed on or prior to the date of termination.  At the time that the Compensation Committee makes such determinations, it shall certify in accordance with Section 4A.4(b) of the Plan, the number of Performance Awards payable to the Participant.

c. Adjustments and Limitations. Notwithstanding the foregoing, the number of Performance Awards payable to the Participant (and the Performance Awards credited as dividend equivalents thereon) shall be subject to the adjustments, limitations (including the share limitation under Section 4A.4(c) of the Plan), the Compensation Committee’s discretionary authority to make downward adjustments and other terms and conditions set forth in the Plan.

5. Continuance of Employment. The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement.  Partial employment or service, even if substantial, during any vesting period will not entitle the Participant to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Corporation, affects the Participant’s status as an employee at will who is subject to termination without cause, confers upon the Participant any right to remain employed by or in service to the Corporation or Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or services, or affects the right of the Corporation or any Subsidiary to increase or decrease the Participant’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Participant without his or consent hereto.

6. Dividend and Voting Rights.

a. Limitation of Rights Associated with Performance Awards. The Participant shall have no rights as a shareholder of the Corporation, no dividend rights (except as expressly provided in Section 6(b) with respect to dividend equivalent rights) and no voting rights, with respect to the Awards and any Common Shares underlying or issuable in respect of such Awards until such Common Shares are actually issued to and held of record by the Participant.  No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the Common Shares.

b. Dividend Equivalents. The Participant shall be entitled to be credited with dividend equivalents in the form of additional Performance Awards with respect to the Awards credited to his or her Account as the Corporation declares and pays dividends in cash on its Common Shares.  The number of Performance Awards to be credited to the Participant’s Account as a dividend equivalent will equal (1) the sum of the per share cash dividends paid by the Corporation on its Common Shares during the Performance Period multiplied by the number of Awards credited to the Participant’s Account on the last day of the Performance Period divided by (2) the average of the Fair Market Value of the Common Shares on each dividend payment date during the Performance Period.  Performance Awards credited as dividend equivalents will become vested to the same extent as the Awards to which they relate.  For purposes of clarity, no dividend equivalents shall be credited for a dividend record date with respect to any Awards that were paid or terminated prior to such dividend record date and the dividend equivalents will vest only if and to the extent that the underlying Performance Awards vest.

7. Timing and Manner of Distribution.

a. General. On or soon as administratively practicable following the end of the Performance Period, but in no event later than March 15 of the year following the end of the Performance Period, the Corporation shall deliver to the Participant (or the Participant’s Beneficiary) a number of Common Shares equal to the number of Performance Awards subject to this Award that become vested on or prior to the end of the Performance Period (including any Performance Awards credited as dividend equivalents with respect to such vested Performance Awards), unless such Performance Awards terminate prior to such Installment Vesting Date pursuant to Section 3(b) or 3(c).

b. Payment of Performance Awards upon Early Vesting as a Result of Death, Disability or Termination of Employment following a Change in Control Event. Notwithstanding Section 7(a), upon termination of the Participant’s employment as a result of death or Total Disability, or if the Participant is terminated by the Corporation upon or within twenty four months after the occurrence of a Change in Control Event, the Corporation shall deliver to the Participant or his or her Beneficiary a number of Common Shares equal to the number of Performance Awards subject to this Award that become vested in accordance with Section 3 (including any Performance Awards credited as dividend equivalents with respect to such Performance Awards) as soon as administratively practicable following such termination of employment (but in no event later than the March 15 of the year following the year in which such termination of employment or, to the extent applicable under Section 409A, the date specified in Section 7(e)).

c. Termination of Performance Awards Upon Payment. A Performance Award will terminate upon the payment of that Performance Award in accordance with the terms hereof, and the Participant shall have no further rights with respect to such Performance Award.

d. Form of Payment. The Corporation may deliver the Common Shares payable to the Participant under this Section 7 either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Corporation in its discretion.

e. Section 409A. Notwithstanding anything herein to the contrary, if the Corporation reasonably determines that the payment of Common Shares as a result of the Participant’s termination of employment is subject to Section 409A(a)(2)(B)(i) of the Code, such payment shall not be paid until the earlier of (i) six months after the Participant’s “separation from service” (within the meaning of Section 409A of the Code and Treasury Regulations Section 1.409A-1(h) without regard to optional alternative definitions available thereunder) and (ii) the Participant’s death.

8. Restrictions on Transfer. Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.  The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Corporation, (b) transfers by will or the laws of descent and distribution, or (c) transfers pursuant to a QDRO order if approved or ratified by the Compensation Committee.

9. Adjustments Upon Specified Events. Upon the occurrence of certain events relating to the Corporation’s stock contemplated by Section 5.2 of the Plan, the Compensation Committee shall make adjustments if appropriate in the number of Performance Awards then outstanding and the number and kind of securities that may be issued in respect of the Award.

10. Tax Withholding. Upon the vesting and/or distribution of Common Shares in respect to the Performance Awards, the Corporation (or the Subsidiary last employing the Participant) shall have the right at its option to (a) require the Participant to pay or provide for payment in respect of cash of the amount of any taxes that the Corporation or any Subsidiary may be required to withhold with respect to such vesting and/or distribution, or (b) deduct from any amount payable to the Participant the amount of any taxes which the Corporation or any Subsidiary may be required to withhold with respect to such vesting and/or distribution.  In any case where a tax is required to be withheld in connection with the delivery of Common Shares under this Agreement, the Compensation Committee may, in its sole discretion, direct the Corporation or the Subsidiary to reduce the number of shares to be delivered by (or otherwise reacquire) the appropriate number of whole shares, valued at their then Fair Market Value (with the “Fair Market Value” of such shares determined in accordance with the applicable provisions of the Plan), to satisfy such withholding obligation at the minimum applicable withholding rates.

11. Notices. Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Participant at the Participant’s last address reflected on the Corporation’s records, or at such other address as either party may hereafter designate in writing to the other.  Any such notice shall be given only when received, but if the Participant is no longer an employee of the Corporation, shall be deemed to have been duly given by the Corporation when enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch office regularly maintained by the United States Government.

12. Plan. The Award and all rights of the Participant under this Agreement are subject to, and the Participant agrees to be bound by, all of the terms and conditions of the provisions of the Plan, incorporated herein by reference.  In the event of a conflict or inconsistency between the terms and conditions of this Agreement and of the Plan, the terms and conditions of the Plan shall govern.  The Participant agrees to be bound by the terms of the Plan and this Agreement. The Participant acknowledges having read and understood the Plan and this Agreement.  Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Compensation Committee do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Compensation Committee so conferred by appropriate action of the Compensation Committee under the Plan after the date hereof.

13. Entire Agreement. This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Agreement may be amended pursuant to Section 5.6 of the Plan.  Such amendment must be in writing and signed by the Corporation.  The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Participant hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

14. Limitation on Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided.  This Agreement creates only a contractual obligation on the part of the Corporation as to amounts payable and shall not be construed as creating a trust.  Neither the Plan nor any underlying program, in and of itself, has any assets.  The Participant shall have only the rights of a general unsecured creditor of the Corporation, with respect to amounts credited and payable, if any, with respect to the Performance Awards, and rights no greater than the right to receive the Common Shares as a general unsecured creditor with respect to such Awards, as and when payable hereunder.

15. Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

16. Section Headings. The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

17. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California without regard to conflict of law principles thereunder.

18. Construction. It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code.  This Agreement shall be construed and interpreted consistent with that intent.

19. Recoupment. The Award under this Agreement and the Common Shares received by the Participant upon the vesting of the Award, or the value, proceeds or other benefits received by the Participant upon the sale of such Common Shares, shall be subject to the Corporation’s Policy Regarding Recoupment of Certain Performance-Based Compensation Payments, as it may

be amended from time to time, or as otherwise required by law or as may be necessary to enable the Corporation to comply with the rules of the New York Stock Exchange or the rules of any other national securities exchange or national securities association on which the securities of the Corporation or any of its subsidiaries may be listed.

IN WITNESS WHEREOF, the Corporation has caused this Agreement to be executed on its behalf by a duly authorized officer and the Participant has hereunto set his or her hand as of the date and year first above written.

AMERICAN STATES WATER COMPANY,
a California corporation

By:

Print Name:

Its:

PARTICIPANT

Signature:

Print Name:

CONSENT OF SPOUSE

In consideration of the execution of the foregoing Performance Award Agreement by American States Water Company, I,                         , the spouse of the Participant therein named, do hereby join with my spouse in executing the foregoing Performance Award Agreement and do hereby agree to be bound by all of the terms and provisions thereof and of the Plan.

Dated:

Signature:

Print Name:

EXHIBIT A

2017 PERFORMANCE AWARD AGREEMENT

Target Performance Award for Each Performance Criteria
A. Total Shareholder Return	B. Aggregate GSWC Operating Expense Level	C. ASUS Cumulative Net Earnings	D. ASUS New Base Acquisition Success Rate	Target Total
[ ]	[ ]	[ ]	[ ]	[ ]

A.            Performance Targets and Payout Percentages for Total Shareholder Return:

1.              If the Peer Group consists of eight companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 8 members of the Peer Group	200%
> 7 members of the Peer Group	175%
> 6 members of the Peer Group	150%
> 5 members of the Peer Group	125%
> 4 members of the Peer Group	100%
> 3 members of the Peer Group	75%
> 2 members of the Peer Group	50%
> 1 member of the Peer Group	25%

2.              If the Peer Group consists of seven companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 7 members of the Peer Group	200%
> 6 members of the Peer Group	171.43%
> 5 members of the Peer Group	142.86%
> 4 members of the Peer Group	114.29%
> 3 members of the Peer Group	85.71%
> 2 members of the Peer Group	57.14%
> 1 member of the Peer Group	28.57%

3.              If the Peer Group consists of six companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 6 members of the Peer Group	200%
> 5 members of the Peer Group	166.67%
> 4 members of the Peer Group	133.33%
> 3 members of the Peer Group	100%
> 2 members of the Peer Group	66.67%
> 1 member of the Peer Group	33.33%

4.              If the Peer Group consists of five companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 5 members of the Peer Group	200%
> 4 members of the Peer Group	160%
> 3 members of the Peer Group	120%
> 2 members of the Peer Group	80%
> 1 member of the Peer Group	40%

5.              If the Peer Group consists of four companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 4 members of the Peer Group	200%
> 3 members of the Peer Group	150%
> 2 members of the Peer Group	100%
> 1 member of the Peer Group	50%

6.              If the Peer Group consists of three companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 3 members of the Peer Group	200%
> 2 members of the Peer Group	133.33%
> 1 member of the Peer Group	66.67%

7.              If the Peer Group consists of two companies at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 2 members of the Peer Group	200%
> 1 member of the Peer Group	100%

8.              If the Peer Group consists of one company at the end of the Performance Period:

Total Shareholder Return	Payout as a Percentage of Target
> 1 member of the Peer Group	150%

B.            Performance Targets and Payout Percentages for Aggregate GSWC Operating Expense Level

Aggregate GSWC Operating Expense Level	Payout as a Percentage of Target
<$255.8 million	150%
>$255.8 million and <$261.8 million	125%
>$261.8 million and <$281.8 million	100%
>$281.8 million and <$287.8 million	50%
>$287.8 million	0%

C.            Performance Targets and Payout Percentages for ASUS Cumulative Net Earnings

ASUS Cumulative Net Earnings	Payout as a Percentage of Target
>$47.2 million	200%
>$42.2 million and <$47.2 million	150%
>$37.2 million and <$42.2 million	100%
>$32.2 million and <$37.2 million	50%
<$32.2 million	0%

D.            Performance Targets and Payout Percentages for ASUS New Base Acquisition Success Rate

New Base Acquisition Success Rate	Payout as a Percentage of Target
100%	250%
80%	200%
60%	150%
40%	100%
20%	50%
0%	0%

If the U.S government does not award at least two of the Targeted New Bases to all competitors, including ASUS, during the 2017-2019 performance period, the payout will be at 100% of Target.

Interpolation will be used for the payout on this metric.